Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2024 RESULTS

– Acquired Three Industrial Properties in 2024 for $44.7 Million –

– Acquires Three Industrial Assets for $62.3 Million in First Quarter 2025 –

– Signed Definitive Agreement to Acquire Industrial Property for $26 Million –

– Declared 129th Consecutive Quarterly Dividend –

GREAT NECK, New York, March 5, 2025 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused primarily on net leased industrial properties, today announced operating results for the quarter and year ended December 31, 2024.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “We are proud of our successful efforts, over the past several years, to transform this company into an industrial property owner. After the completion of a purchase scheduled to close before March 31, 2025, we will have added $133 million of industrial assets since the beginning of 2024, with over 75% of our base rent representing this asset class. We believe our efforts to expand our industrial presence has further strengthened the portfolio and enhanced the stability of our cashflow.”

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Revenues for the fourth quarter were $23.9 million compared to $22.7 million in the corresponding period of the prior year. The increase in the current quarter includes the benefit of $1.2 million from properties acquired primarily in 2024 and $1.1 million from same store properties, offset by $1.2 million from properties sold in 2024 and, to a lesser extent, in 2023.

Total operating expenses in the fourth quarter of 2024 were $15.0 million compared to $14.3 million in the same quarter of 2023, due primarily to an increase in real estate expense, a substantial portion of which is rebilled to and repaid by tenants and included in rental income.

Other income and expenses

For the fourth quarter of 2024, net expenses were $4.9 million compared to net expenses of $5.2 million in the corresponding period of 2023. The improvement was due primarily to the inclusion, in 2023, of $192,000 of equity in loss associated with our multi-tenant shopping center in New Jersey that was sold in 2023.

Gain-on-sale of real estate

Gain-on-sale of real estate from the sale of two properties was $6.7 million for the fourth quarter compared to $12.0 million from the sale of seven properties and an out-parcel in the corresponding period of 2023.

Net income, FFO1 and AFFO

Net income attributable to One Liberty in the fourth quarter of 2024 was $10.5 million, or $0.49 per diluted share, compared to net income in the corresponding period of the prior year of $15.0 million, or $0.71 per diluted share. The change was due primarily to the inclusion, in the 2023 period, of gain-on-sale of real estate of $12.0 million, compared to the gain-on-sale of real estate of $6.7 million in the fourth quarter of 2024.

Funds from Operations, or FFO, was $10.0 million, or $0.46 per diluted share, for the quarter ended December 31, 2024, compared to $9.6 million, or $0.45 per diluted share, in the corresponding quarter of 2023.  The increase is due primarily to the growth in revenues offset by the rise in real estate expenses.

Adjusted Funds from Operations, or AFFO, was $10.8 million, or $0.50 per diluted share, for the quarter ended December 31, 2024, compared to $10.6 million, or $0.50 per diluted share in the corresponding quarter of the prior year.

Full Year 2024 Operating Results:

Revenues and Operating Expenses

Total revenues in both 2024 and 2023 were $90.6 million, which included $250,000 of lease termination fee income in 2024.

Total operating expenses in 2024 were $58.7 million compared to $57.3 million in 2023. The change is due primarily to a $1.5 million increase in real estate expense and a $1.1 million non-cash impairment charge related to a property that was sold in 2024, offset by reductions of $498,000 of depreciation and amortization expense and $434,000 of general and administrative expense.

Gain-on-sale of real estate

In 2024, net gain-on-sale of real estate was $18.0 million from the sale of 11 properties and an out-parcel, compared to a net gain on sale of real estate in 2023 of $17.0 million from the sale of ten properties and an out-parcel.

Other income and expenses

Other income and expenses for 2024 were a net expense of $19.1 million compared to a net expense of $20.4 million in 2023. The improvement is due primarily to the inclusion, in 2023, of $1.1 million of losses related to the multi-tenant shopping center in New Jersey sold in 2023 and a net $95,000 increase in interest income in 2024.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Net income, FFO and AFFO

Net income attributable to One Liberty in 2024 was $30.4 million, or $1.40 per diluted share, compared to $29.6 million, or $1.38 per diluted share, in 2023.

FFO for 2024 was $38.0 million, or $1.77 per diluted share, compared to 2023 FFO of $39.0 million, or $1.82 per diluted share. The change is due primarily to an increase in real estate operating expenses, offset by a net increase in interest income and an improvement in general and administrative expense.

AFFO for 2024 was $41.2 million or $1.91 per diluted share compared to $42.6 million, or $1.99 per diluted share in the prior year. The change is due primarily to the factors impacting FFO as described immediately above, other than the improvement in general and administrative expense.

Balance Sheet:

At December 31, 2024, the Company had $42.3 million of cash and cash equivalents, total assets of $767 million, total debt of $420.6 million, and total stockholders’ equity of $307.4 million.

At February 28, 2025, One Liberty’s available liquidity was $110.1 million, including $10.1 million of cash and cash equivalents (including the credit facility’s required $3.0 million deposit maintenance balance) and up to $100 million available under its credit facility.

Dividends:

On March 5, 2025, the Board of Directors declared the Company’s 129th consecutive quarterly dividend. The $0.45 per share cash dividend is payable April 4, 2025, to stockholders of record at the close of business on March 27, 2025.

Acquisitions and Dispositions in 2024:

The Company acquired three industrial properties for $44.7 million, from which the Company expects to recognize approximately $3.5 million of rental income, excluding tenant reimbursements2, and $1.5 million and $1.7 million, of interest expense and depreciation and amortization, respectively, in 2025. These properties contributed $1.6 million of rental income, excluding tenant reimbursements, and $624,000, $155,000 and $770,000, of interest expense, real estate expense, and depreciation and amortization, respectively, in 2024.

The Company sold six retail properties (including a vacant property), two restaurant properties (including an out-parcel), two industrial properties (including a vacant property), and two health and fitness properties (including a vacant property), for net proceeds of $38.2 million and a net gain of $18.0 million. The properties sold accounted for $2.7 million and $5.1 million of rental income, net in 2024 and 2023, respectively.

[2]	Tenant reimbursements and real estate expense for 2025 is inestimable.

Subsequent Events:

As previously disclosed in January 2025, OLP acquired for $49 million two adjacent industrial properties located in the Mobile, Alabama MSA. The Company anticipates that in 2025, these properties will generate approximately $3.0 million of base rent and $1.7 million of interest expense.

OLP acquired, on February 6, 2025, a Class A industrial property located in Wichita, Kansas for $13.3 million, including a $7.5 million mortgage maturing in 2030 and bearing an interest rate of 6.09% (interest only through maturity).  The property comprises 138,000 square feet, is located on approximately 9.5 acres, is leased to one tenant and the lease expires in 2028.  OLP estimates that in 2025, this property will contribute approximately $800,000 of base rent and $413,000 of interest expense.

In February 2025, the Company entered into a contract to acquire a Class A industrial property located in Council Bluffs, Iowa for $26.0 million. It is anticipated that in connection with the purchase, the Company will obtain a ten-year $15.6 million mortgage (interest only for five years and then amortizing on a 30-year schedule) bearing an interest rate of 6.42%, and that subject to obtaining such financing, the purchase will be completed in the first quarter of 2025. The property comprises 236,324 square feet located on approximately 23.5 acres, and is adjacent to another industrial property owned by OLP. OLP anticipates that in 2025, this property will generate approximately $1.5 million of base rent and will generate $800,000 of interest expense.

On January 21, 2025, the Company sold an operating restaurant for a sales price of $3.3 million. The net proceeds to the Company were approximately $3.1 million and it is anticipated that a $1.2 million gain will be recognized for the quarter ending March 31, 2025.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting income from additional rent from a ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain statements contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports the Company files with the Securities and Exchange Commission. In addition, estimates of rental income or base rent for 2025 exclude any related variable rent, estimates of base rent may not, unless otherwise expressly indicated, reflect the expenses (e.g., real estate expenses, interest, depreciation and amortization or any one or more of the foregoing) with respect to the associated property, anticipated property purchases, sales, financings and/or refinancings may not be completed during the period or on the terms indicated or at all, and estimates of gains from property sales or proceeds from financing or refinancing transactions are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible, directly or indirectly for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1Liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,	December 31,
	2024	2023
ASSETS
Real estate investments, at cost	$860,752	$864,655
Accumulated depreciation	(188,447)	(182,705)
Real estate investments, net	672,305	681,950

Investment in unconsolidated joint ventures	2,101	2,051
Cash and cash equivalents	42,315	26,430
Unbilled rent receivable	16,988	16,661
Unamortized intangible lease assets, net	13,649	14,681
Other assets	19,596	19,833
Total assets	$766,954	$761,606

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$420,555	$418,347
Line of credit, net	—	—
Unamortized intangible lease liabilities, net	11,752	10,096
Other liabilities	26,072	25,418
Total liabilities	458,379	453,861

Total One Liberty Properties, Inc. stockholders’ equity	307,425	306,703
Non-controlling interests in consolidated joint ventures	1,150	1,042
Total equity	308,575	307,745
Total liabilities and equity	$766,954	$761,606

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Rental income, net	$23,856	$22,741	$90,313	$90,646
Lease termination fees	—	—	250	—
Total revenues	23,856	22,741	90,563	90,646

Operating expenses:
Depreciation and amortization	6,172	6,220	24,291	24,789
Real estate expenses	5,227	4,305	17,904	16,444
General and administrative	3,803	3,753	15,388	15,822
Impairment loss	—	—	1,086	—
State taxes	(183)	52	1	284
Total operating expenses	15,019	14,330	58,670	57,339

Other operating income
Gain on sale of real estate, net	6,660	11,962	18,007	17,008
Operating income	15,497	20,373	49,900	50,315

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	56	(144)	143	(904)
Equity in loss from sale of unconsolidated joint venture property	—	(108)	—	(108)
Other income	290	103	1,186	234
Interest:
Expense	(5,064)	(4,802)	(19,463)	(18,780)
Amortization and write-off of deferred financing costs	(227)	(220)	(968)	(839)

Net income	10,552	15,202	30,798	29,918
Net income attributable to non-controlling interests	(20)	(240)	(381)	(304)
Net income attributable to One Liberty Properties, Inc.	$10,532	$14,962	$30,417	$29,614

Net income per share attributable to common stockholders - diluted	$.49	$.71	$1.40	$1.38

Funds from operations - Note 1	$10,029	$9,621	$38,027	$38,996
Funds from operations per common share - diluted - Note 2	$.46	$.45	$1.77	$1.82

Adjusted funds from operations - Note 1	$10,819	$10,582	$41,157	$42,595
Adjusted funds from operations per common share - diluted - Note 2	$.50	$.50	$1.91	$1.99

Weighted average number of common shares outstanding:
Basic	20,666	20,342	20,600	20,499
Diluted	20,796	20,383	20,722	20,556

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$10,532	$14,962	$30,417	$29,614
Add: depreciation and amortization of properties	5,971	6,035	23,495	24,063
Add: our share of depreciation and amortization of unconsolidated joint ventures	5	88	22	477
Add: impairment loss	—	—	1,086	—
Add: amortization of deferred leasing costs	201	185	796	726
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	3	12	18
Add: our share of impairment loss of unconsolidated joint venture property	—	—	—	850
Add: equity in loss from sale of unconsolidated joint venture property	—	108	—	108
Deduct: gain on sale of real estate, net	(6,660)	(11,962)	(18,007)	(17,008)
Adjustments for non-controlling interests	(20)	202	206	148
NAREIT funds from operations applicable to common stock	10,029	9,621	38,027	38,996
Deduct: straight-line rent accruals and amortization of lease intangibles	(740)	(578)	(2,745)	(2,717)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(8)	(3)	19	(19)
Deduct: lease termination fee income	—	—	(250)	—
Deduct: other income and income on settlement of litigation	(27)	(37)	(110)	(112)
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	—	(21)
Deduct: additional rent from ground lease tenant	—	—	—	(16)
Add: amortization of restricted stock and RSU compensation	1,275	1,264	4,962	5,367
Add: amortization and write-off of deferred financing costs	227	220	968	839
Add: amortization of lease incentives	30	30	119	121
Add: amortization of mortgage intangible assets	34	34	137	114
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	—	29	—	42
Adjustments for non-controlling interests	(1)	2	30	1
Adjusted funds from operations applicable to common stock	$10,819	$10,582	$41,157	$42,595

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.49	$.71	$1.40	$1.38
Add: depreciation and amortization of properties	.27	.27	1.10	1.13
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	—	—	.02
Add: impairment loss	—	—	.05	—
Add: amortization of deferred leasing costs	.01	.01	.04	.03
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Add: our share of impairment loss of unconsolidated joint venture property	—	—	—	.04
Add: equity in loss from sale of unconsolidated joint venture property	—	.01	—	.01
Deduct: gain on sale of real estate, net	(.31)	(.56)	(.84)	(.80)
Adjustments for non-controlling interests	—	.01	.02	.01
NAREIT funds from operations per share of common stock - diluted (a)	.46	.45	1.77	1.82
Deduct: straight-line rent accruals and amortization of lease intangibles	(.03)	(.02)	(0.13)	(0.13)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fee income	—	—	(.01)	—
Deduct: other income and income on settlement of litigation	—	—	(.01)	(.01)
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	—	—
Deduct: additional rent from ground lease tenant	—	—	—	—
Add: amortization of restricted stock and RSU compensation	.06	.06	.23	.25
Add: amortization and write-off of deferred financing costs	.01	.01	.04	.04
Add: amortization of lease incentives	—	—	.01	.01
Add: amortization of mortgage intangible assets	—	—	.01	.01
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.50	$.50	$1.91	$1.99

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.